EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference into the Registration Statement on Form S-8 of our report dated August 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), appearing in the Annual Report on Form 10-K of Electro Rent Corporation for the year ended May 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
October 31, 2003

EXHIBIT 23.2 — 1